EXHIBIT 99.1


                     BION ENVIRONMENTAL TECHNOLOGIES, INC.

               Bion Confirms Participation in SUNY Oswego's Forum

July 8, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) today confirmed its participation at a public issues forum on July 14, hosted by SUNY Oswego's Office of Business and Community Relations at their Campus Center auditorium. The forum, sought by Bion along with Operation Oswego, Oswego County's economic development group, will address Bion's proposed beef cattle production facility that would be integrated with beef processing and biofuels production.

"Bion welcomes this opportunity to engage the Oswego Community, the academic and scientific community and others in a transparent and professional forum, as we welcome every opportunity to educate about our technology and its possibilities," stated Craig Scott, Bion's VP Capital Markets.

Presenting at the forum on behalf of Bion will be Dominic Bassani, Director of Strategic Planning; Jeff Kapell, Vice President of Project Development; and Dr. James Morris, PhD, Chief Technology Officer. Bion's proposed integrated project is centered on a livestock production facility that uses the company's patented and proprietary technology platform to capture and manage the waste stream. Instead of being lost to contaminate the surrounding and downstream environment, the waste stream is stabilized and treated, much like the principles behind municipal wastewater treatment. It is then converted into a renewable energy feedstock that will initially be used to help power the project, but is expected to ultimately be converted directly into a cost-effective next-generation biofuel.

By integrating the production, processing and biofuels facilities of this proposed venture in close proximity to each other, the project minimizes transportation fuel use and reduces its products' overall carbon footprint dramatically. The entire project, producing both food and fuel products with minimal environmental impacts, would be the leading example of environmental sustainability in the agriculture and biofuels arenas in the world.

For additional information about the proposed project, Bion has established a website that is designed to provide the stakeholder community of Oswego County - residents, government officials, members of environmental and other public interest groups, academics and interested parties - an opportunity to learn about Bion's demonstrated and 3rd-party reviewed waste treatment technology and its proposed integrated cattle finishing project directly from Bion, at www.bionoswegoproject.com.

Reservations are required; for more details, see the announcement from Oswego SUNY at http://www.oswego.edu/news/index.php/site/news_story/bion_forum/

Mr. Scott added, "We've spent 20 years developing a state-of-the-art technology that largely eliminates the environmental impacts of livestock waste. We are now developing a showcase project at one of the largest farms in Pennsylvania as part of the efforts to reduce pollution to the Chesapeake Bay. That ability to mitigate the environmental impacts of the waste creates opportunities to develop new and environmentally-sustainable integrated livestock/renewable energy projects that can provide long-term skilled jobs to the local communities that need them, as well as stimulus for new production from existing local agriculture. The data from our Pennsylvania project will be available prior to a final approval regarding the Oswego project. But we also understand that our technology is unique, our opportunities not well understood, and we look forward to the chance to correct that."
                  __________________________________________

About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct
mas@biontech.com                       cscott@biontech.com